                                Contacts:       William R. Gargiulo, Jr.    231.526.1244
     Michele Greco, CFO        312.595.9123

The Female Health Company Announces
61 Million In Unit Sales for FY2015

Shipments Rise 43% Compared to FY2014
Second Highest Unit Sales in Company History

CHICAGO (October 6, 2015) – The Female Health Company (NASDAQ – CM: FHCO) today announced that it expects to report FC2 unit sales of 61.0 million for the fiscal year ended September 30, 2015 (FY2015), an increase of 43% over 42.5 million units sold in FY2014.  FY2015 unit sales were the Company’s second highest and were just short of the record 61.6 million units sold in FY2012.  The Company also announced that it expects to report sales for the fourth quarter of FY2015 of approximately 13.7 million units, for an increase of 41% over the prior year quarter.

O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company, noted, “this pattern is the result of increased demand on a long-term basis.  While the Company may be impacted year-to-year by variations in public sector purchasing patterns, it expects long-term demand to continue to increase.”

Reflecting the long-term increase in demand:
•           The Company has sold more than 500 million female condoms in its corporate history.
•       Its compound annual unit sales growth rate for the ten year period from FY2006 through FY2015 is 15.9%.

“The Company is the global leader in female condom sales,” continued Parrish.  “We expect to maintain this position in a long-term growth market.”

As the only available female-controlled method of protection from sexually transmitted infections, including HIV/AIDS, and unplanned pregnancy, the female condom brings empowerment and choice to women, who can better negotiate safer sex and take charge of their own protection against sexually transmitted infections (STIs). It is a vital, cost-effective and highly efficacious way to stem the epidemic of HIV/AIDS and other STIs.  The Centers for Disease Control and Prevention (CDC) estimates the number of new sexually transmitted infections in the United States at 19 million annually. It is also estimated that over 24,000 women each year in the U.S. lose the ability to conceive or carry a pregnancy to term due to undiagnosed or untreated STIs.

The Company will report its full financial results for FY2015 on December 1, 2015.  Management will host an investor conference call at 11:00 a.m. Eastern Time on December 1, 2015 to discuss FY2015 financial results and other topics of interest.  Details for accessing the conference call will be forthcoming in a future press release.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to expected unit sales in the year and quarter ended September 30, 2015, long-term demand for female condoms, and the Company’s ability to maintain its position in the market.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.